BROWN-FORMAN DELIVERS STRONG YEAR-TO-DATE NET SALES GROWTH
March 8, 2023, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and nine months ended January 31, 2023. For the third quarter, reported net sales1 increased 4% to $1.1 billion (+5% on an organic basis2) compared to the same prior-year period. Reported operating income decreased 50% to $173 million (-11% on an organic basis) reflecting lower gross margin, a non-cash impairment charge of $96 million for the Finlandia brand name, and higher operating expenses including certain post-closing costs and expenses in connection with the acquisitions of Diplomático and Gin Mare. Diluted earnings per share decreased 61% to $0.21 in the quarter, driven primarily by the decrease in reported operating income and a $27 million pension settlement charge.
For the first nine months of the fiscal year, reported net sales increased 8% to $3.2 billion (+12% on an organic basis) compared to the same prior-year period. In the first nine months, reported operating income decreased 13% to $829 million (+9% on an organic basis) due to the items mentioned above. Diluted earnings per share decreased 16% to $1.20 due to the decrease in reported operating income and a $27 million pension settlement charge.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer stated, “Brown-Forman continues to deliver strong net sales growth year-to-date, as we executed our strategic priorities and invested boldly behind our brands and our people.” He added, “Even as trends begin to normalize, we believe our business will remain robust given the premiumization of our portfolio, the health of our brands, and the resolve of our people. We also believe our long-term perspective enables us to navigate the changes of our world and drive consistent, reliable growth year after year.”

Year-to-Date Fiscal 2023 Highlights
•The company delivered broad-based reported net sales growth across all geographic clusters and the Travel Retail channel driven by strong consumer demand and the continued rebuilding of distributor inventories.
•Portfolio growth was led by:
◦Jack Daniel’s Tennessee Whiskey with reported net sales growth of 6% (+12% organic).
◦Continued very strong double-digit growth of Woodford Reserve as reported net sales increased 34% (+35% organic).
◦Ready-to-Drinks3 (RTDs) with double-digit reported net sales growth of 12% (+15% organic) fueled by New Mix and Jack Daniel’s RTDs.
•Reported gross margin contracted 170 basis points driven by inflation, supply chain disruption costs, and foreign exchange, partially offset by favorable price/mix and the removal of tariffs.
•Reported advertising expense increased by 20% (+24% organic).
Year-to-Date Fiscal 2023 Brand Results
•The Jack Daniel’s family of brands’3 reported net sales growth of 5% (+11% organic) was driven by Jack Daniel’s Tennessee Whiskey in international markets and the Travel Retail channel. Higher pricing and an estimated net increase in distributor inventories in certain emerging and developed international markets positively impacted reported net sales, partially offset by lower volumes in the United States due in part to an estimated net decrease in distributor inventories. Continued consumer desire for convenience and flavor drove gains in Jack Daniel’s RTDs, Jack Daniel’s Tennessee Fire, and Jack Daniel’s Tennessee Honey. In addition, reported net sales also benefited from the launch of the brand’s new Jack Daniel’s Bonded.
•Premium bourbons,3 propelled by very strong double-digit net sales growth from Woodford Reserve and Old Forester, delivered 33% reported net sales growth (+34% organic) driven by stronger consumer demand in the United States, partially due to the estimated net increase in distributor inventories.
•Ready-to-Drinks (RTDs) growth was driven by consumer preference for convenience and flavor. New Mix gained market share in Mexico as reported net sales grew 45% (+41% organic), fueled by higher volumes and prices. Jack Daniel’s RTDs/Ready-to-Pours (RTPs) grew reported net sales 6% (+10% organic) led by Australia and Germany.
•Reported net sales for the tequila portfolio increased 12% (+11% organic) with el Jimador and Herradura both delivering double-digit reported net sales growth. el Jimador grew reported net sales 18% (+19% organic) led by growth in the United States and Mexico. Herradura increased reported net sales 10% (+9% organic) driven by volumetric growth in the United States, partially due to an estimated net increase in distributor inventories, and higher pricing in Mexico.
Year-to-Date Fiscal 2023 Market Results
•Reported net sales growth was broad-based across all geographic clusters and the Travel Retail channel reflecting the strength of the brand portfolio, strong consumer demand, and the continued rebuilding of distributor inventories. This rebuilding of distributor inventories reflects the easing of supply chain constraints compared to the same period last year.
•Emerging3 markets’ reported net sales increased 18% (+26% organic) led by the growth of Jack Daniel’s Tennessee Whiskey in Brazil and United Arab Emirates, and continued double-digit growth in Mexico fueled by New Mix.
•As trends began to normalize, reported net sales in the United States grew 4% (+4% organic). This growth was driven by higher volumes of Woodford Reserve, partially reflecting an estimated net increase in distributor inventories, and higher prices across the portfolio led by the Jack Daniel’s family of brands. Lower volumes of Jack Daniel’s Tennessee Whiskey and Korbel California Champagne partially offset the growth due to an estimated net decrease in distributor inventories.
•Developed International3 markets’ reported net sales increased 5% (+13% organic) due to volumetric growth and higher pricing from Jack Daniel’s Tennessee Whiskey and volumetric growth of Jack Daniel’s RTDs. Reported net sales growth in Developed International markets was led by Italy, Korea, and Belgium.
•The Travel Retail channel sustained strong growth with a reported net sales increase of 48% (+52% organic) driven by higher volumes across much of the portfolio as travel continued to rebound.
Year-to-Date Fiscal 2023 Other P&L Items
•Reported gross profit increased 5% (+11% organic). Gross margin contracted 170 basis points to 58.4%, driven by the impact of inflation on input costs, costs related to supply chain disruptions, and the negative effect of foreign exchange. These declines were partially offset by favorable price/mix and the removal of EU and U.K. tariffs on American whiskey.
•Reported advertising expense grew 20% (+24% organic) driven by increased investment to support Jack Daniel’s Tennessee Whiskey, Woodford Reserve, the launch of Jack Daniel’s Bonded, and Herradura in the United States. Reported selling, general, and administrative expenses increased 9% (+11% organic), largely driven by higher compensation-related expenses, higher discretionary spend, and costs related to the acquisition and integration of the Gin Mare and Diplomático brands.
•During the third quarter, a non-cash impairment charge of $96 million was recognized for the Finlandia brand name, largely due to macroeconomic conditions including rising interest rates and increasing costs. The company also incurred transaction expenses of $42 million related to the termination of certain distribution contracts in connection with the acquisitions of Diplomático and Gin Mare.
•The company’s reported operating income decreased by 13% (+9% organic).
•Earnings per share decreased 16% to $1.20 driven primarily by the decrease in reported operating income and a $27 million pension settlement charge.
Year-to-Date Fiscal 2023 Financial Stewardship
On January 24, 2023, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2055 per share on its Class A and Class B common stock. The dividend is payable on April 3, 2023, to stockholders of record on March 8, 2023. Brown-Forman has paid regular quarterly cash dividends for 79 consecutive years and has increased the regular cash dividend for 39 consecutive years.
Fiscal 2023 Outlook
The company anticipates strong growth in fiscal 2023 despite global macroeconomic volatility and geopolitical uncertainties. The rebuilding of finished goods inventories, due to the easing of supply chain constraints, positively impacted results during the first nine months of fiscal 2023. For the full year, the effect of the estimated net change in distributor inventories could range from no impact to a moderate unfavorable impact on results as the company laps significant inventory rebuilding during the fourth quarter of fiscal 2022. Accordingly, the company updates guidance for fiscal 2023 and expects the following, assuming that there will be no impact from an estimated net change in distributor inventories for the full year:
•Reflecting the continued strength of our portfolio of brands, strong consumer demand, and the return of inventories to more normalized levels, we now to expect organic net sales growth in the 8% to 10% range.
•For the full year, we continue to expect reported gross margin to be consistent with the first half of fiscal 2023.
•Based on the above expectations, we continue to anticipate high-single digit organic operating income growth.
•We continue to expect our fiscal 2023 effective tax rate to be in the range of approximately 22% to 23%.
•Capital expenditures are planned to be in the range of $190 to $210 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via Brown-

Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Jack Daniel's Ready-to-Drinks, Jack Daniel's Tennessee Honey, Jack Daniel's Tennessee Fire, Jack Daniel's Tennessee Apple, Gentleman Jack, Jack Daniel's Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,200 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com. Follow us on LinkedIn, Instagram and Twitter.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “outlook,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including new retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2022 and 2023
(Dollars in millions, except per share amounts)

	2022	2023	Change

Net sales	$1,037	$1,081	4%
Cost of sales	415	457	10%
Gross profit	622	624	0%
Advertising expenses	117	141	21%
Selling, general, and administrative expenses	162	186	14%
Other expense (income), net	(4)	124
Operating income	347	173	(50)%
Non-operating postretirement expense	—	27
Interest expense, net	19	22
Income before income taxes	328	124	(62)%
Income taxes	69	24
Net income	$259	$100	(61)%

Earnings per share:
Basic	$0.54	$0.21	(61)%
Diluted	$0.54	$0.21	(61)%

Gross margin	60.0%	57.7%
Operating margin	33.5%	15.9%

Effective tax rate	21.0%	19.5%

Cash dividends paid per common share	$1.1885	$0.2055

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,887	479,152
Diluted	480,567	480,460

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2022 and 2023
(Dollars in millions, except per share amounts)

	2022	2023	Change

Net sales	$2,937	$3,182	8%
Cost of sales	1,172	1,323	13%
Gross profit	1,765	1,859	5%
Advertising expenses	311	372	20%
Selling, general, and administrative expenses	495	541	9%
Other expense (income), net	1	117
Operating income	958	829	(13)%
Non-operating postretirement expense	2	27
Interest expense, net	58	54
Income before income taxes	898	748	(17)%
Income taxes	211	172
Net income	$687	$576	(16)%

Earnings per share:
Basic	$1.43	$1.20	(16)%
Diluted	$1.43	$1.20	(16)%

Gross margin	60.1%	58.4%
Operating margin	32.6%	26.0%

Effective tax rate	23.4%	23.0%

Cash dividends paid per common share	$1.5475	$0.5825

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,844	479,121
Diluted	480,599	480,482

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2022	January 31, 2023
Assets:
Cash and cash equivalents	$868	$428
Accounts receivable, net	813	944
Inventories	1,818	2,160
Other current assets	277	311
Total current assets	3,776	3,843

Property, plant, and equipment, net	875	955
Goodwill	761	1,455
Other intangible assets	586	1,145
Other assets	375	356
Total assets	$6,373	$7,754

Liabilities:
Accounts payable and accrued expenses	$703	$787
Dividends payable	—	98
Accrued income taxes	81	44
Short-term borrowings	—	1,004
Current portion of long-term debt	250	—
Total current liabilities	1,034	1,933

Long-term debt	2,019	2,024
Deferred income taxes	219	341
Accrued postretirement benefits	183	171
Other liabilities	181	247
Total liabilities	3,636	4,716

Stockholders’ equity	2,737	3,038

Total liabilities and stockholders’ equity	$6,373	$7,754

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2022 and 2023
(Dollars in millions)

	2022	2023

Cash provided by operating activities	$683	$410

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(1,195)
Additions to property, plant, and equipment	(62)	(116)
Other	(1)	11
Cash provided by (used for) investing activities	(63)	(1,300)

Cash flows from financing activities:
Proceeds from short-term borrowings, maturities greater than 90 days	—	600
Net change in other short-term borrowings	(181)	402
Repayment of long-term debt	—	(250)
Dividends paid	(741)	(279)
Other	(8)	(5)
Cash provided by (used for) financing activities	(930)	468

Effect of exchange rate changes	(28)	(15)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(338)	(437)

Cash, cash equivalents, and restricted cash at beginning of period	1,150	874

Cash, cash equivalents, and restricted cash at end of period	812	437
Less: Restricted cash at end of period	—	(9)
Cash and cash equivalents at end of period	$812	$428

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2023	January 31, 2023	April 30, 2022

Reported change in net sales	4%	8%	14%
Acquisitions and divestitures	(1)%	—%	2%
Foreign exchange	1%	4%	2%
Organic change in net sales[2]	5%	12%	17%

Reported change in gross profit	—%	5%	14%
Acquisitions and divestitures	(1)%	—%	1%
Foreign exchange	2%	6%	3%
Organic change in gross profit[2]	2%	11%	17%

Reported change in advertising expenses	21%	20%	10%
Acquisitions and divestitures	(1)%	—%	—%
Impairment Charges	—%	—%	—%
Foreign exchange	2%	5%	2%
Organic change in advertising expenses[2]	23%	24%	11%

Reported change in SG&A	14%	9%	3%
Acquisitions and divestitures	(2)%	(2)%	—%
Impairment Charges	—%	—%	—%
Foundation	—%	—%	3%
Foreign exchange	2%	4%	1%
Organic change in SG&A2	14%	11%	7%

Reported change in operating income	(50)%	(13)%	3%
Acquisitions and divestitures	12%	5%	14%
Foundation	—%	—%	(2)%
Impairment Charges	28%	9%	6%
Foreign exchange	—%	9%	6%
Organic change in operating income[2]	(11)%	9%	27%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2023

Brand[3]	Supplemental Information -Depletions[3]		Shipments		Net Sales % Change vs. Prior Year Period
	9-Liter (Millions)	% Change vs. Prior Year Period	9-Liter (Millions)	% Change vs. Prior Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	16.9	6%	17.4	10%	9%	—%	5%	14%
JDTW	11.4	6%	11.8	9%	6%	—%	6%	12%
JDTH	1.7	—%	1.6	3%	2%	—%	4%	6%
Gentleman Jack	0.7	12%	0.7	14%	8%	—%	6%	14%
JDTF	0.5	6%	0.5	6%	6%	—%	3%	9%
JDTA	0.5	(1)%	0.5	(8)%	(11)%	—%	5%	(6)%
Woodford Reserve	1.2	15%	1.3	33%	34%	—%	1%	35%
Old Forester	0.4	14%	0.4	27%	30%	—%	—%	30%
Rest of Whiskey	0.5	15%	0.5	21%	12%	—%	6%	18%
Ready-to-Drink	16.4	17%	18.7	13%	12%	—%	3%	15%
JD RTD/RTP	9.1	11%	11.4	7%	6%	—%	5%	10%
New Mix	7.2	26%	7.2	26%	45%	—%	(4)%	41%
Tequila	1.9	7%	1.9	6%	12%	—%	—%	11%
Herradura	0.5	(4)%	0.6	2%	10%	—%	(1)%	9%
el Jimador	1.3	10%	1.3	13%	18%	—%	1%	19%
Wine	1.6	(9)%	1.5	(14)%	(7)%	—%	—%	(7)%
Vodka (Finlandia)	2.1	1%	2.1	—%	(13)%	—%	9%	(5)%
Rest of Portfolio	0.5	3%	0.5	2%	19%	(16)%	5%	9%
Non-branded and bulk	NM	NM	NM	NM	34%	10%	2%	46%
Total Portfolio	39.4	9%	42.1	9%	8%	—%	4%	12%
Other Brand Aggregations
Jack Daniel's Family of Brands	24.3	8%	26.9	8%	5%	—%	6%	11%
American Whiskey	16.8	6%	17.2	10%	9%	—%	5%	14%
Premium Bourbons	1.6	15%	1.7	32%	33%	—%	1%	34%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2023

	% Change vs. Prior-Year Period
Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	4%	—%	—%	4%
Developed International	5%	(1)%	9%	13%
Germany	3%	—%	10%	13%
Australia	3%	—%	4%	7%
United Kingdom	(5)%	—%	8%	2%
France	(18)%	—%	8%	(10)%
Canada	28%	—%	6%	33%
Rest of Developed International	26%	(2)%	13%	37%
Emerging	18%	—%	8%	26%
Mexico	30%	—%	(4)%	26%
Poland	2%	—%	16%	18%
Brazil	61%	—%	—%	61%
Chile	(41)%	—%	—%	(41)%
Rest of Emerging	15%	—%	14%	29%
Travel Retail	48%	(2)%	5%	52%
Non-branded and bulk	34%	10%	2%	46%
Total	8%	—%	4%	12%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Geographic, Product, and Operations Information (Unaudited)
Nine Months Ended January 31, 2023

Estimated Net Change in Distributor Inventories[3]
Geographic Area[3] - Net Sales
United States	(1)%
Developed International	2%
Emerging	7%
Travel Retail	7%
Non-Branded and Bulk	—%
Brand[3] - Net Sales
Whiskey	3%
JDTW	2%
JDTH	3%
Gentleman Jack	1%
JDTF	1%
JDTA	(8)%
Woodford Reserve	15%
Old Forester	11%
Rest of Whiskey	6%
Ready-to-Drink	(1)%
JD RTD/RTP	(2)%
New Mix	—%
Tequila	(1)%
Herradura	4%
el Jimador	1%
Wine	(6)%
Vodka (Finlandia)	—%
Rest of Portfolio	(4)%
Non-branded and bulk	—%
Statement of Operations Line Items
Net Sales	2%
Cost of Sales	1%
Gross Profit	2%
Operating Income	4%

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.
Note: Totals may differ due to rounding.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) impairment changes and (4) a commitment to our charitable foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. This adjustment removes (a) transaction and integration costs related to the divestitures, (b) the gain on sale of Early Times, Canadian Mist, and Collingwood and related assets, (c) operating activity for the non-comparable periods for Early Times, Canadian Mist, and Collingwood, and (d) the net sales and operating expenses recognized pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets. With respect to comparisons of fiscal 2022 and fiscal 2021, the non-comparable period is the first quarter of fiscal 2021. With respect to comparisons of the nine months ended January 31, 2023 and the nine months ended January 31, 2022, the non-comparable period is the first quarter of fiscal 2022.
During the third quarter of fiscal 2021, we acquired Part Time Rangers Holdings Limited, which owns Part Time Rangers RTDs. This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period. With respect to comparisons of fiscal 2022 to fiscal 2021, the non-comparable period is primarily activity in the first and second quarters of fiscal 2022.
During the third quarter of fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which own the Gin Mare brand (Gin Mare). Also, during the third quarter of fiscal 2023, we acquired (a) International Rum and Spirits Distributors Unipessoal, Lda., (b) Diplomático Branding Unipessoal Lda., (c) International Bottling Services, S.A., (d) International Rum & Spirits Marketing Solutions, S.L., and (e) certain assets of Destilerias Unidas Corp., which collectively own the Diplomático Rum brand and related assets (Diplomático). This adjustment removes, (a) transaction, transition, and integration costs related to the acquisitions, (b) operating activity for Gin Mare for the non-comparable period, which is activity in the third quarter of fiscal 2023, and (c) operating activity for Diplomático for the non-comparable period, which is activity in the third quarter of fiscal 2023. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release,“dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across

*Organic operating expenses include organic advertising expenses, organic SG&A expenses, and organic other expenses (income), net.

periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first three quarters of fiscal 2022, we recognized non-cash impairment charges of $9 million for certain fixed assets. During the fourth quarter of fiscal 2022, we recognized a non-cash impairment charge of $52 million for our Finlandia brand name. During the third quarter of fiscal 2023, we recognized an additional non-cash impairment charge of $96 million for our Finlandia brand name. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foundation.” During the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the communities where our employees live and work. This adjustment removes the $20 million commitment to the Foundation from our organic SG&A expenses and organic operating income to present our organic results on a comparable basis.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact on our GAAP income statement measures.
As of the third quarter ended January 31, 2022, we changed certain non-GAAP financial measures that we have historically used. We no longer report “underlying changes” in certain measures of the statements of operations; instead, we now report “organic change” for certain measures of the statements of operations. “Organic change” includes all of the non-GAAP adjustments that we have historically made in adjusting GAAP to “underlying change” results, except that “organic change” does not include an adjustment for “estimated net change in distributor inventories,” which reflected the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. This change to our non-GAAP financial measures was in response to comments from and discussions with the Staff of the Securities and Exchange Commission.
Although we no longer provide non-GAAP financial measures that adjust for “estimated net change in distributor inventories,” we still believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we continue to provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.
In Schedule C and Schedule D, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2022 reported net sales. Due to our decision to suspend commercial operations in Russia, it is no longer considered one of our largest markets. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Germany, Australia, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products in these markets.

•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Chile. This aggregation represents our net sales of branded products in these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2022 reported net sales. In addition to brands that are listed by name, we include the following aggregations outlined below.
Beginning in fiscal 2023, we began presenting “Ready-to-Drink” products as a separate aggregation due to its more significant contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, and other tequilas.
•“Wine” includes Korbel California Champagne and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Rest of Portfolio” includes Chambord, Korbel Brandy, Fords Gin, Gin Mare, and Diplomático.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s Bonded, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, Jack Daniel’s 10 Years Old, and Jack Daniel’s Triple Mash.
Other Metrics.

•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this document, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.